Exhibit 99.1

B of I Holding, Inc. Announces Record Net Income for Fourth Quarter of Fiscal 2007

Diluted Earnings Per Share Up 11%, Deposits Up 29% Compared to 4th Quarter of Fiscal 2006

SAN DIEGO, CA – (MARKET WIRE) – August 10, 2007 – B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced unaudited financial results for its fourth quarter and year ended June 30, 2007. Net income for the fourth quarter increased to $904,000, the second consecutive quarter of record net income posted by B of I since opening in 2000. Earnings for the fourth quarter of fiscal 2007 were up 7.4% compared to the $842,000 earned for fourth quarter of fiscal 2006. Diluted earnings per share were $0.10 for the fourth quarter of 2007, up $0.01 or 11.1% compared to the $0.09 earned in the fourth quarter of fiscal 2006. Net income for the year ended June 30, 2007 increased to $3,319,000, up $53,000 compared to $3,266,000 for the year ended June 30, 2006. Diluted earnings per share were $0.36 for fiscal year 2007, up $0.02 or 5.9% compared to the $0.34 earned for fiscal year 2006.

Fourth Quarter Highlights:

•	Total assets were $947.2 million, up 28.4% from June 30, 2006.

•	Total deposits were $547.9 million, up 29.2% from June 30, 2006.

•	Asset quality remains strong with two nonperforming loans at June 30, 2007, one with a specific loss reserve of $7,000.

•	Net interest income was $3.0 million, up 24.0% from the quarter ended June 30, 2006.

•	Indirect recreational vehicle (RV) loan originations, which started in March of 2007, were $33.9 million for the quarter ended June 30, 2007.

•	Online originations of home equity loans were $10.6 million for the quarter ended June 30, 2007.

“We are proud of our fourth quarter results, particularly our improved earnings and our strong loan credit quality,” stated Gary Lewis Evans, President and Chief Executive Officer. “Recent announcements by other banks and mortgage companies confirm that residential mortgage underwriting standards have been too liberal in recent years and are now leading to increased mortgage loan losses,” he continued. “Several years ago we recognized the deterioration of credit standards and decided to replace a large portion of our mortgage loan growth with high quality U.S. government agency mortgage-backed securities.”

Other accomplishments during the quarter were:

Home Equity and RV Loan Volumes — During the quarter, the Bank closed and funded 1,070 consumer loans, more than two and one-half times the number of consumer loans closed in the first nine months of fiscal 2007. The home equity loan count was 322 loans originated during the quarter with an average balance of approximately $33,000 and weighted averages for FICO and combined loan to value of 774 and 57.3%, respectively. The RV loan count was 748 loans originated during the quarter with an average balance of $45,000 and an average FICO of 730.

Deposit Growth — The Bank increased its deposits to $547.9 million at June 30, 2007, up 18.7% from $461.5 million at March 31, 2007. The increase was driven primarily by new time deposit growth from online retail customers. During the quarter, the Bank processed 3,488 or $114.5 million in time deposits accounts for new customers (and existing customers changing terms) at an average cost of 5.24% and an average term of 33 months.

Product Initiatives — In June, the Bank began offering online auto loans in California capitalizing on the new back office process and technology recently built for RV loans. The auto loan offering is a test program, currently limited to the California used auto refinance market, which the Bank will evaluate over the next quarter. Also this quarter, the Bank booked its first group of new loan and deposit accounts through RVBank.com under the Camping World marketing agreement signed at the beginning of last quarter.

“Looking ahead, we are excited about our Bank’s opportunities,” remarked Mr. Evans. “Despite adverse market conditions including an inverted yield curve and declining housing values, we believe our Bank is well positioned. We executed our plan to build a new consumer loan origination business. We executed our plan to reduce our mortgage credit risk by investing in high quality mortgage-backed securities. As risk premiums start to increase in the higher quality residential mortgage markets, we look forward to increased opportunities to originate and purchase more mortgage loans. Finally, reacting to change is important in today’s economy and we believe we have the right banking model, a nationwide Internet-only bank with the efficiencies to meet the growing consumer demand for online self-service banking.”

Quarter Earnings Summary

For the fourth quarter ending June 30, 2007, net income was $904,000, an increase of 7.4% from the fourth quarter of last year. Net interest income increased $589,000 in the fourth quarter of fiscal 2007 compared to the fourth quarter of last year as a result of increased interest-earning assets, primarily mortgage-backed securities, partially offset by a decline in the net interest margin. The net interest margin for the quarter ended June 30, 2007 was 1.39% compared to 1.40% for the quarter ended June 30, 2006. The decline in the net interest margin year over year was due to both the continued inversion of the yield curve and the Bank’s decision to increase long-term time deposits during the fourth quarter of fiscal 2007 ahead of growth in consumer loans. The provision for loan loss for the quarter was $80,000 in the fourth quarter of fiscal 2007 compared to a benefit of $100,000 recorded in the fourth quarter of the prior year. The loan loss benefit recorded in fiscal 2006 was the result of a decline in the loan portfolio as the Bank shifted out of whole loans and into investing in government-sponsored mortgage-backed securities. Non-interest income for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006 decreased $56,000, due to lower mortgage loan prepayment penalty income and mortgage banking fee income. Non-interest expense, or operating expense, increased 16.6% this quarter compared to the same period last year, primarily due to employees hired for consumer loan operations.

Balance Sheet Summary

Total assets increased $209.3 million, or 28.4%, to $947.2 million, as of June 30, 2007, up from $737.8 million at June 30, 2006 and up 11.8% from $847.0 million at March 31, 2007. The increase in total assets this quarter of $100.2 million was primarily the result of origination of consumer loans ($44.5 million), purchase of single-family loans ($10.7 million) and purchase of mortgage-backed securities ($62.5 million), partially offset by loan and mortgage-backed security payoffs. The asset growth this quarter was generally funded by an increase in deposits of $86.4 million and a $30.0 million increase in borrowings under agreement to repurchase. During the fourth quarter ended June 30, 2007, stockholders equity decreased $0.2 million primarily due to a $1.1 million unrealized loss from our available for sale securities due to market increases in interest rates, partially offset by net income of $0.9 million.

Conference Call

B of I Holding, Inc. will host a conference call at 9:00 a.m. PT (12:00 p.m. ET) on Friday, August 10, 2007 to discuss financial results for the fourth quarter and the year ended June 30, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-542-4236. International callers should dial 416-641-6125. When prompted by the operator, mention Conference ID 3231230. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.BofI.com, www.SeniorBofI.com, www.ApartmentBank.com, www.RVBank.com and www.BofIEquityDirect.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings account, and ATM fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of August 10, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

B of I Holding, Inc.

Gary Lewis Evans

CEO

858 350-6213

gary@bankofinternet.com

B of I HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited – Dollars in thousands, except per share data)

	June 30,
	2007	2006
Selected Balance Sheet Data:
Total assets	$947,163	$737,835
Loans held for investment, net of allowance for loan losses	507,906	533,641
Loans held for sale, at cost	—	—
Allowance for loan losses	1,450	1,475
Mortgage-backed securities available for sale	296,068	127,261
Investment securities held to maturity	61,902	12,375
Total deposits	547,949	424,204
Securities sold under agreements to repurchase	90,000	—
Advances from the FHLB	227,292	236,177
Note payable	—	—
Junior subordinated debentures	5,155	5,155
Total stockholders’ equity	72,750	70,246

	At or For the Quarter Ended June 30,		At or For the Year Ended June 30,
	2007	2006	2007	2006
Selected Income Statement Data:
Interest and dividend income	$12,550	$9,084	$44,586	$32,713
Interest expense	9,511	6,634	33,738	22,758

Net interest income	3,039	2,450	10,848	9,955
Provision for loan losses	80	(100)	(25)	60

Net interest income after provision for loan losses	2,959	2,550	10,873	9,895
Non-interest income	209	265	1,180	1,342
Non-interest expense	1,656	1,420	6,450	5,789

Income before income tax expense	1,512	1,395	5,603	5,448
Income tax expense	608	553	2,284	2,182

Net income	$904	$842	$3,319	$3,266

Net income attributable to common stock	$827	$763	$3,007	$2,906

Per Share Data:
Net income (loss):
Basic	$0.10	$0.09	$0.36	$0.35
Diluted	$0.10	$0.09	$0.36	$0.34
Book value per common share	$8.19	$7.77	$8.19	$7.77
Tangible book value per common share	$8.19	$7.77	$8.19	$7.77

Weighted average number of common shares outstanding:
Basic	8,252,801	8,418,236	8,283,098	8,340,973
Diluted	8,378,800	8,564,206	8,405,215	8,516,278
Common shares outstanding at end of period	8,267,590	8,380,725	8,267,590	8,380,725
Common shares issued at end of period	8,587,090	8,561,725	8,587,090	8,561,725

B of I HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited – Dollars in thousands, except per share data)

	At or For the Quarter Ended June 30,		At or For the Year Ended June 30,
	2007	2006	2007	2006
Performance Ratios and Other Data:
Loan originations for investment	$46,131	$786	$67,449	$7,720
Loan originations for sale	1,794	1,037	7,579	20,762
Loan purchases	10,663	—	44,976	165,906
Return on average assets	0.41%	0.48%	0.41%	0.49%
Return on average common stockholders’ equity	4.85%	4.67%	4.50%	4.56%
Interest rate spread[1]	1.05%	1.02%	0.98%	1.12%
Net interest margin[2]	1.39%	1.40%	1.36%	1.51%
Efficiency ratio[3]	51.0%	52.3%	53.6%	51.2%

Capital Ratios:
Equity to assets at end of period	7.68%	9.52%	7.68%	9.52%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	7.90%	8.91%	7.90%	8.91%
Tier 1 risk-based capital ratio[4]	14.76%	15.25%	14.76%	15.25%
Total risk-based capital ratio[4]	15.05%	15.59%	15.05%	15.59%
Tangible capital to tangible assets[4]	7.90%	8.91%	7.90%	8.91%

Asset Quality Ratios:
Net charge-offs to average loans outstanding[5]	—	—	—	—
Nonperforming loans to total loans[5]	0.05%	—	0.05%	—
Allowance for loan losses to total loans held for investment	0.28%	0.28%	0.28%	0.28%
Allowance for loan losses to nonperforming loans[5]	541.04%	—	541.04%	—

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

[2]	Net interest margin represents net interest income as a percentage of average interest-earning assets.

[3]	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.

[5]	At June 30, 2007 and 2006, we had no foreclosures.